Exhibit 4(b)
CONTRACT SPECIFICATIONS

Contract Number:                                          99-0000506

Annuitant:                                                      Sample

Age at Issue:                                                  51

Contract Date:                                               01/24/2013

Initial Purchase Payment:                             $50,000.00

Maturity Date:                                                June 13, 2034

Owner(s):                                                       Specimen

Beneficiary Designation:                                Refer to the Client Information Profile

Death Benefit on Contract Date:                    Guarantee of Principal

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

Minimum Subsequent Purchase Payment Transmitted Electronically: $25
Minimum Subsequent Purchase Payment Transmitted Other Than Electronically: $100
Minimum Allocation to Any One Variable Subaccount: $20
Minimum Allocation to the DCA Fixed Account: $1,500

ACCOUNT FEE:
The Account Fee is $50 per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the Contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount and any Fixed Subaccount on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value (may also be referred to as Account Value throughout the Contract) equals or exceeds $50,000.00 as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after 15 Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

PREMIUM BASED CHARGE:
Each Purchase Payment allocated to the Contract is subject to a Premium Based Charge (PBC). The PBC is calculated separately for each Purchase Payment and is deducted quarterly over a 7 year period (PBC Period). Each Purchase Payment is subject to a separate PBC Period. If the Contract is fully surrendered prior to the end of any PBC Period, any remaining PBC for all Purchase Payments will be deducted from the Surrender Value. Upon a withdrawal, a portion of any remaining PBC for all Purchase Payments may be deducted from the Contract Value at the time of withdrawal, as described herein.

Quarterly Contract Anniversary: Each successive 3-month anniversary of the Contract Date.

PBC Period: With respect to each Purchase Payment, the 28 Quarterly Contract Anniversaries beginning on or immediately after the date the Purchase Payment is allocated to the Contract (a total of 7 years).

Calculation of Premium Based Charge (PBC): The PBC applicable to each Purchase Payment is equal to
(a) multiplied by (b), then multiplied by (c), where:
(a) is the amount of the current Purchase Payment;
(b) is the applicable PBC Percentage per quarter shown in the table below; and
(c) is 28.

The initial quarterly PBC for each Purchase Payment is equal to (a) multiplied by (b), as described above.

Premium Based Charge (PBC) Schedule:

Total Purchase Payment Amount	PBC Percentage per quarter	Annual Equivalent of PBC Percentage
Less than $50,000	0.1750%	0.70%
$50,000 or more, but less than $100,000	0.1600%	0.64%
$100,000 or more, but less than $250,000	0.1250%	0.50%
$250,000 or more, but less than $500,000	0.0875%	0.35%
$500,000 or more, but less than $1,000,000	0.0625%	0.25%
$1,000,000 or more]=	0.0375%	0.15%

Determining PBC Percentage: In accordance with our procedures, for each Purchase Payment received, the PBC Percentage is determined based on the total Purchase Payments received through the date of the current Purchase Payment, including the full amount of the current Purchase Payment. Once the PBC Percentage is determined for a Purchase Payment, such percentage is fixed and will not be reduced, even f additional Purchase Payments are made or withdrawals are taken.

Deduction of Premium Based Charge (PBC): During any PBC Period, the quarterly PBC will be deducted from the Contract Value on the first Valuation Date on or after each Quarterly Contract Anniversary.

If, on any Quarterly Contract Anniversary, the Contract Value equals zero prior to the deduction of any charges or fees, any remaining PBC will be waived.

Premium Based Charge (PBC) Upon Full Surrender: The Surrender Value as defined in the Contract or in any rider attached to the Contract will be reduced by the amount of any remaining PBC for all Purchase Payments as of the date of surrender.

Premium Based Charge (PBC) Upon Withdrawal: A portion of any remaining PBC for all Purchase Payments will be deducted from the Contract Value at the time of withdrawal if total withdrawals in any Contract Year exceed the PBC Free Withdrawal Amount described in the Annual PBC Free Withdrawal Amount provision.
Prior to the 7th anniversary of the Contract Date, this deduction is equal to (a) divided by (b), then multiplied by (c), where:
(a) is the withdrawal amount above the PBC Free Withdrawal Amount;
(b) is equal to (i) minus (ii), where:
(i) is the sum of all Purchase Payments still within the PBC Period; and
(ii) is the sum of all withdrawals above the PBC Free Withdrawal Amount; and
(c) is equal to the amount of any of the remaining PBC for all Purchase Payments.

On or after the 7th anniversary of the Contract Date, item (b) in the calculation above will be equal to the sum of all Purchase Payments still within the PBC Period.

If this deduction is taken, the dollar amount of each remaining quarterly PBC deduction will be reduced by the ratio of (a) divided by (b) above for the remainder of the PBC Period.

This deduction from the Contract Value at the time of withdrawal and the corresponding reduction of the remaining quarterly PBC deductions will not apply to the following:
a. Any withdrawals of Contract Value during a Contract Year to the extent that the total Contract Value withdrawn during the current Contract Year does not exceed the Annual PBC Free Withdrawal Amount described below.
b. Any conforming withdrawals or periodic income payments under the provisions of any living benefit rider attached to the Contract.
c. Any long-term care benefit payments under the provisions of any long-term care benefit rider attached to the Contract.
d. A surrender or withdrawal as a result of the “permanent and total disability” of the original Owner, as defined in section 22(e) of the Code. Permanent and total disability must occur subsequent to the Contract Date and prior to the 65th birthday of the disabled Owner.
e. A surrender or withdrawal as a result of the diagnosis of a terminal illness of the original Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner.
f. A surrender or withdrawal as a result of the admittance of the original Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the surrender or withdrawal.
g. A surrender or withdrawal as a result of the death of the Owner or Annuitant, provided the Annuitant has not been changed for any reason other than the death of a prior named Annuitant, unless a surviving spouse assumes ownership.
h. Any portion of the Contract that is annuitized.

If any withdrawal (other than the exceptions noted above) would cause the remaining Surrender Value after the withdrawal to be less than the remaining PBC for all Purchase Payments, the withdrawal will be reduced by the amount necessary to deduct the remaining PBC and the Contract will terminate.

Annual PBC Free Withdrawal Amount: Prior to the 7th anniversary of the Contract Date, the PBC Free Withdrawal Amount available in any Contract Year is equal to the Free Withdrawal Amount used in the calculation of the CDSC.
On or after the 7th anniversary of the Contract Date, the PBC Free Withdrawal Amount available in any Contract Year is the greater of the Free Withdrawal Amount used in the calculation of the CDSC or the sum of (a) plus (b), where:
(a) is the sum of all Purchase Payments outside of their PBC Period, reduced by withdrawals on a “first in-first out” (FIFO) basis; and
(b) is any Earnings.

Waiver of Premium Based Charge (PBC): Any remaining PBC will be waived in the following situations:
a. A surrender as a result of the death of the Owner or Annuitant provided the Annuitant has not been changed for any reason other than the death of a prior named Annuitant. This waiver does not apply if a surviving spouse assumes ownership.
b. The full annuitization of the Contract, other than election of income under any variable annuity payment option rider attached to the Contract.

VARIABLE ACCOUNT:

The Variable Account for this Contract is the Lincoln Life & Annuity Variable Annuity Account H.

DCA FIXED ACCOUNT:

Minimum Guaranteed Interest Rate: 3.00%

INITIAL GUARANTEED PERIOD / INTEREST RATE: /

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY
COMMENCEMENT DATE:

We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount.

If, on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

Death Benefit Option(s):                                                                                                           Charge:
- Contract Value Death Benefit:                                                                                                   0.80%

- Guarantee of Principal Death Benefit:                                                                                        0.85%

- Enhanced Guaranteed Minimum Death Benefit:                                                                          1.10%

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY
COMMENCEMENT DATE: 0.80%

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:
Transfers cannot be made during the first 30 days.

The amount being transferred may not exceed LNL’s maximum amount limit then in effect.

LNY reserves the right to require a 30 day minimum time period between each transfer.

Maximum Number of Transfers: 12 per Contract Year, excluding automatic DCA transfers. Transfers in excess of [12] per Contract Year must be authorized by LNY.

Variable Account:

Minimum Single Transfer Amount from a Variable Subaccount: The lesser of 1) [$300]; or 2) the remaining amount in the Variable Subaccount. Transfers to the DCA Fixed Account are not allowed.

Minimum Transfer Amount to a Variable Subaccount: $300

DCA Fixed Account
Minimum Single Transfer Amount from the DCA Fixed Account: The lesser of 1) [$300]; or 2) the remaining amount in the DCA Fixed Account.

WITHDRAWAL AND SURRENDER REQUIREMENTS:

Minimum Partial Withdrawal Amount: $300

Contingent Deferred Sales Charge (CDSC): [Withdrawals and/or surrenders will be subject to the CDSC. The CDSC is calculated separately for each Purchase Payment to which a charge applies. However, the Owner may withdraw up to the Free Withdrawal Amount during a Contract Year without incurring a CDSC. The remaining value will be subject to the CDSC.

CDSC applies as follows:

Number of years since a Purchase Payment was deposited	CDSC as a percentage of the surrendered or withdrawn Purchase Payment

None	1.0%
At Least 1+	0.0%

Waiver of Contingent Deferred Sales Charge (CDSC): The withdrawal of a portion of the Contract Value or the surrender of this Contract prior to the Annuity Commencement Date may be subject to a CDSC, except that such charges do not apply to the following:

a. Each withdrawal of the Free Withdrawal Amount.

b. A surrender or withdrawal as a result of the “permanent and total disability” of the original Owner. Permanent and total disability is disability that prevents the Owner from engaging in any occupation for remuneration or profit and which has existed consistently for a period of 12 months, provided that written proof of total disability is sent to LNY at it Servicing Office.  A waiver of CDSC will not apply if such surrender or withdrawal is made in connection with a replacement of the Contract.

c. A surrender or withdrawal as a result of the diagnosis of a terminal illness of the original Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner. A waiver of the CDSC will not apply if such surrender or withdrawal is made in connection with a replacement of the Contract.

d. A surrender or withdrawal as a result of the admittance of the original Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the surrender or withdrawal. A waiver of CDSC will not apply if such surrender or withdrawal is made in connection with a replacement of the Contract.

e. A surrender or withdrawal as a result of the death of the Owner or Annuitant, provided the Annuitant has not been changed for any reason other than the death of a prior named Annuitant. This waiver does not apply if a surviving spouse assumes ownership.

f. The annuitization of the Contract.

If a non-natural person is the Owner of the Contract, the Annuitant or Joint Annuitant will be considered the Owner of the Contract for purposes of this provision.

Annual Free Withdrawal Amount: The Free Withdrawal Amount available in any Contract Year is the greater of:

a. 10% of the Contract Value, where the percentages are based upon the Contract Value at the time of the current withdrawal, to the extent that, during a Contract Year, the sum of the percentages of the Contract Value withdrawn does not exceed this 10% maximum; or

b.10% of the total Purchase Payments, where the percentages are based upon the total Purchase Payments to the Contract at the time of the current withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed this [10%] maximum.

The Free Withdrawal Amount does not apply to a surrender of this Contract.

For purposes of calculating the CDSC on withdrawals, LNY assumes that:

a. The Free Withdrawal Amount will be withdrawn from Purchase Payments on a “first in-first out”
(FIFO) basis.

b. Prior to the [1st] anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during a Contract Year will be withdrawn in the following order:
1. from Purchase Payments (FIFO) until exhausted; then
2. from Earnings until exhausted.

c. On or after the 1st anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during the Contract Year will be withdrawn in the following order:
1. from Purchase Payments (FIFO) to which a CDSC no longer applies until exhausted; then
2. from Purchase Payments (FIFO) to which a CDSC still applies until exhausted; then
3. from Earnings until exhausted.

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit Option effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

Determination of the First Annuity Payment Date:

For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

Minimum Annuity Payment Amount: $50

Minimum Contract Value: $2000

Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 1.5%

Assumed Investment Rate for the Variable Annuity Payment: Between 3% and 5%

30070-B-CD (2-12)                                                                   NY